Exhibit 99.1

ATS Corporation Appoints Kevin Flannery to Board of Directors

MCLEAN, VA – (BUSINESSWIRE) – June 1, 2009, ATS Corporation (“ATSC” or the “Company”) (OTCBB: ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced the appointment of Kevin Flannery, a highly experienced business executive, to its Board of Directors, effective today.

Mr. Flannery is replacing Ginger Lew on the ATSC Board of Directors.  Ms. Lew’s resignation, effective May 31, 2009, from the Board was due to her assuming a position in the Obama administration.

Mr. Flannery is currently the President and Chief Executive Officer of Whelan Financial Corporation, a financial management and consulting company he founded in 1993.  He has served as chairman and chief executive officer of several companies in a variety of industries.  Prior to those roles, he held a senior executive position in a global investment banking firm.

ATSC Chairman, President and Chief Executive Officer Dr. Ed Bersoff stated, “We are excited to have Kevin join our Board.  He brings significant operational and financial experience to our Company from the numerous executive roles he has held.  We also thank Ginger for serving on our board for the last two years and appreciate her thoughtful guidance and counsel during her tenure.  We wish her well in her position in the new administration.”

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. In addition, the forward-looking statements included in this press release represent our views as of June 1, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 1, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571)-766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571)-766-2400